                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of our report dated June 1, 1995, except as to the common stock reclassification and conversion described in Note 1 which is as of July 6, 1995, appearing on page F-3 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 relating to the financial statements of Forcenergy Inc (formerly Forcenergy Gas Exploration, Inc.). We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."


PRICE WATERHOUSE LLP


Houston, Texas
April 9, 1997